                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-38758


                           Prospectus Supplement No. 1

                       (To Prospectus Dated July 6, 2000)

                                4,000,000 Shares
                       ECLIPSE SURGICAL TECHNOLOGIES, INC.
                                  Common Stock

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 1049 Kiel Court, Sunnyvale, California 94089. Our telephone number is (408) 548-2100.

                                 --------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 18, 2000

                              PLAN OF DISTRIBUTION

     To date, we have not issued or sold any shares of our common stock pursuant to the Registration Statement (File No. 333-38758) of which the prospectus dated July 6, 2000 is a part.

     We have entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which Eclipse may, from time to time and in its sole discretion during the 15 months following the date of the agreement, present Acqua Wellington with draw-down notices requiring Acqua Wellington to purchase up to an aggregate of $20 million of Eclipse common stock. A maximum of between $2,000,000 and $6,750,000 of Eclipse common stock may be covered by each draw-down notice, depending upon the minimum market price of Eclipse common stock set forth in the draw-down notice. Eclipse will issue and sell the shares to Acqua Wellington pursuant to each draw-down notice at a per share price equal to the average price of Eclipse common stock over a period of time after the draw-down notice less a specified discount, depending upon the minimum market price of Eclipse common stock set forth in the draw-down notice. Eclipse may present Acqua Wellington with up to 12 draw-down notices during the term of the agreement. In addition, in conjunction with any draw-down notice, Eclipse may, at its option, grant Acqua Wellington options to purchase up to an aggregate of $10 million of Eclipse common stock during the term of the agreement.

     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer its shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     In the common stock purchase agreement with Acqua Wellington, we have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington. We have agreed to pay up to $40,000 of certain reasonable fees and expenses of Acqua Wellington related to the execution of the common stock purchase agreement and the transactions contemplated thereby.

                                 USE OF PROCEEDS

     We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 15 of the prospectus.

                           MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the NASDAQ National Market under the symbol "ESTI." On August 17, 2000, the closing price of one share of our common stock was $4.25. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of August 16, 2000 and before the issuance of shares pursuant to this prospectus supplement, we had 30,135,896 shares of common stock outstanding.




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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                                    Page
                                                                    ----
PLAN OF DISTRIBUTION                                                S-2
USE OF PROCEEDS                                                     S-2
MARKET FOR OUR COMMON STOCK                                         S-2

PROSPECTUS
                                                                    Page
                                                                    ----

RISK FACTORS                                                          1
USE OF PROCEEDS                                                      15
PLAN OF DISTRIBUTION                                                 15
LEGAL MATTERS                                                        16
EXPERTS                                                              16
FORWARD-LOOKING STATEMENTS                                           16
WHERE YOU CAN FIND MORE INFORMATION                                  16
INFORMATION INCORPORATED BY REFERENCE                                17

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS

                                4,000,000 Shares
                       ECLIPSE SURGICAL TECHNOLOGIES, INC.
                                  Common Stock

     This is a public offering of shares of common stock of Eclipse Surgical Technologies, Inc. This means:

     o we may offer for sale and sell shares in varying amounts and at prices and on terms to be determined at the time of sale;

     o we will provide a prospectus supplement each time we issue common stock; and

     o the prospectus supplement will inform you about the number of shares of common stock to be sold by us, the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation with respect to a particular offering.

     We will receive all of the proceeds from our sale of our common stock.

     If any broker-dealers are used to effect sales, any commissions paid to the broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by the broker-dealers on the resale of the shares of Common Stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.
     Our common stock is listed on the NASDAQ National Market under the symbol "ESTI." On July 5, 2000, the closing price of one share of our common stock was $4.31.

                                 --------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------
                 THE DATE OF THIS PROSPECTUS IS JULY 6, 2000

                                   THE COMPANY

     Eclipse Surgical Technologies, Inc., incorporated in California in 1989, designs, develops, manufactures and distributes laser-based surgical products and disposable fiber-optic accessories for the treatment of advanced cardiovascular disease through transmyocardial revascularization, known as TMR, and percutaneous transluminal myocardial revascularization, known as PTMR. TMR and PTMR are recent laser-based heart treatments in which channels are made in the heart muscle. It is believed these procedures encourage new vessel formation, or angiogenesis, and result in reduced angina pain. TMR is performed by a cardiac surgeon through a small incision in the chest under general anesthesia. PTMR is performed by a cardiologist in a catheter based procedure which utilizes local anesthesia.

     In the United States, we offered our laser systems for sale in limited numbers for investigational use only pursuant to Investigational Device Exemptions from the United States Food and Drug Administration. On February 11, 1999, we received final approval from the FDA for our TMR products for treatment of stable patients with angina (Canadian Cardiovascular Society Class 4) refractory to other medical treatments and secondary to objectively demonstrated coronary artery atherosclerosis and with a region of the myocardium with reversible ischemia not amenable to direct coronary revascularization. Effective July 1, 1999, the Health Care Financial Administration ("HCFA") began to provide Medicare coverage for TMR. Hospitals and physicians are now eligible to receive Medicare reimbursement for TMR equipment and procedures.

     We have completed a pivotal clinical trial regarding PTMR, and the study results were submitted to the FDA in a Pre Market Approval (PMA) application in December of 1999. To date, no approval has been received from the agency.

     Our principal executive offices are located at 1049 Kiel Court, Sunnyvale, California 94089. Our telephone number is (408) 548-2100.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

WE MAY FAIL TO OBTAIN REQUIRED REGULATORY APPROVALS TO MARKET OUR PRODUCTS IN THE UNITED STATES.

     Our business, financial condition and results of operations could be harmed by any of the following events, circumstances or occurrences related to the regulatory process:

     o    the failure to obtain regulatory approvals for our products;

     o significant limitations in the indicated uses for which our products may be marketed;

     o    substantial costs incurred in obtaining regulatory approvals; or

     o    delays in initiating or completing new clinical trials.

     We must submit, and the FDA must approve applications for preliminary market approval, known as PMA, before we can sell our TMR and PTMR laser systems as medical devices. Before submitting a PMA application, we must complete clinical testing to demonstrate the safety and effectiveness of our products.

     In 1997, we submitted a PMA application to the FDA for certain applications of our TMR laser system. On October 27, 1998, an advisory panel of the FDA recommended that the FDA approve our PMA application for the TMR laser system. Along with our approval, the FDA panel requested that we conduct postmarket surveillance in a form to be determined through further discussions with the FDA. On February 11, 1999, we received final approval from the FDA for use of our TMR products for treatment of stable patients with angina (Canadian Cardiovascular Society Class 4) refractory to other medical treatments and secondary to objectively demonstrated coronary artery atherosclerosis and with a region of the myocardium with reversible ischemia not amenable to direct coronary revascularization.

     In February 1996, we obtained FDA clearance to undertake Phase I of a clinical study of TMR intended to assess the safety and effectiveness of "TMR Used in Conjunction with CABG" as compared with coronary artery bypass graft, known as CABG, alone. In September 1996, the FDA provided us with clearance to begin Phase II of this study, which was subsequently completed. In July 1999, we submitted a PMA supplement to FDA for an expanded indication to our approved TMR labeling to include TMR in conjunction with CABG. In January 2000, we received a response from the FDA requesting that we either provide more information or modify our labeling request. Since TMR and CABG are each presently utilized to treat separate regions of the heart, we concluded that our present FDA approved labeling is adequate, and that the physician can best decide how to use the laser system within the approved labeling. As a result, in March 2000, we decided that we will not pursue any wording changes to our already approved TMR labeling and have withdrawn our submission to the FDA for TMR in conjunction with CABG.

     We applied for and received Investigational Device Exemptions, known as IDEs, to engage in various clinical trials of our PTMR products and procedures. In December, 1999, we submitted a PMA application to the FDA seeking marketing clearance for PTMR in the United States. To date, the FDA has not granted approval of this application. The FDA may not approve this application in a timely manner, if ever.

THE MEDICAL COMMUNITY HAS NOT BROADLY ADOPTED OUR PRODUCTS, AND UNLESS OUR PRODUCTS ARE BROADLY ADOPTED, OUR BUSINESS WILL SUFFER.

     Our TMR products have not yet achieved broad commercial adoption, and our PTMR products are experimental and have not yet achieved broad clinical adoption. We cannot predict whether or at what rate and how broadly our products will be adopted by the medical community. Our business would be harmed if:


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     o    our products fail to achieve significant clinical adoption; or

     o our TMR or PTMR laser systems fail to achieve significant market acceptance.

     Positive endorsements by physicians are essential for clinical adoption of our TMR and PTMR laser systems. Even if the clinical efficacy of TMR and PTMR laser systems is established, physicians may elect not to recommend TMR and PTMR laser systems for any number of reasons. The reasons why TMR or PTMR laser systems may effectively treat coronary artery disease are not well understood. Although we intend to use research, development and clinical efforts to understand better the physiological effects of TMR and PTMR treatment, we may not achieve such understanding on a timely basis, or at all. TMR and PTMR laser systems may not be clinically adopted unless we:

     o    understand thoroughly the physiological effects of the products; and

     o    disseminate such understanding within the medical community.

     Clinical adoption of these products will also depend upon:

     o our ability to facilitate training of cardiothoracic surgeons and interventional cardiologists in TMR and PTMR therapy; and

     o willingness of such physicians to adopt and recommend such procedures to their patients.

     Patient acceptance of the procedure will depend on:

     o    physician recommendations;

     o    the degree of invasiveness;

     o    the effectiveness of the procedure; and

     o the rate and severity of complications associated with the procedure as compared to other procedures.

TO EXPAND OUR BUSINESS, WE MUST ESTABLISH EFFECTIVE SALES, MARKETING AND DISTRIBUTION SYSTEMS, AND WE HAVE LIMITED EXPERIENCE TO DATE ESTABLISHING THESE OPERATIONS.

     To expand our business, we must establish effective systems to sell, market and distribute products. To date, we have had limited sales which have consisted primarily of sales of our TMR lasers and disposable handpieces on a commercial basis since February, 1999 and PTMR lasers and disposable catheters for investigational use only.

     We have recently changed our U.S. sales strategy to include both selling lasers to hospitals outright, as well as loaning lasers to hospitals in return for the hospital purchasing a minimum number of handpieces at a premium over the list price. During the current year, the majority of lasers shipped have been under this loan program. The purpose of this strategy is to focus our sales force on increasing market penetration and selling disposable handpieces used in connection with our TMR procedure. If the sales force is not successful in increasing market share and selling our disposable handpieces our business will suffer.

     With FDA approval of our TMR laser system, we are marketing our products primarily through our direct sales force. We have been expanding our operations by hiring additional sales and marketing personnel. This has required and will continue to require substantial management efforts and financial resources. If we are not able to establish effective sales and marketing capabilities our business will suffer.

THE EXPANSION OF OUR BUSINESS MAY PUT ADDED PRESSURE ON OUR MANAGEMENT AND OPERATIONAL INFRASTRUCTURE AND COULD CREATE NUMEROUS RISKS AND CHALLENGES.



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     The growth in our business may place a significant strain on our limited personnel, management and other resources. The evolving growth of our business involves numerous risks and challenges, including:

     o the dependence on the growth of the market for our TMR and PTMR systems;

     o    domestic and international regulatory developments;

     o    rapid technological change;

     o    the highly competitive nature of the medical devices industry; and

     o the risk of entering emerging markets in which we have limited or no direct experience.

     Our future operating results will be significantly affected by our ability to:

     o    successfully and rapidly expand sales to potential customers;

     o implement operating, manufacturing and financial procedures and controls;

     o    improve coordination among different operating functions; and

     o continue to attract, train and motivate additional qualified personnel in all areas.

     We may not be able to manage these activities and implement these strategies successfully, and any failure to do so could harm our operating results.

OUR OPERATING RESULTS WILL FLUCTUATE AND QUARTER TO QUARTER COMPARISONS OF OUR RESULTS MAY NOT INDICATE FUTURE PERFORMANCE.

     Our operating results have fluctuated significantly from quarter to quarter and are expected to fluctuate significantly from quarter to quarter due to a number of events and factors, including:

     o    the level of product demand and the timing of customer orders;

     o    changes in strategy;

     o delays associated with the FDA and other regulatory approval processes;

     o    personnel changes;

     o    the level of international sales;

     o    the timing and results of clinical trials;

     o    changes in competitive pricing policies;

     o the ability to develop, introduce and market new and enhanced versions of products on a timely basis;

     o deferrals in customer orders in anticipation of new or enhanced products;

     o    product quality problems; and


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     o    the enactment of health care reform legislation and any changes in third party reimbursement policies.

     We believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance. Our operating results have, in the past, fallen below expectations and it is likely or possible that our operating results for a future quarter will fall below the expectations of public market analysts and investors. When this occurred in the past the price of our common stock fell substantially and if this occurs, the price of our common stock may fall again, perhaps substantially.

WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCTS IF WE FAIL TO OBTAIN THIRD PARTY REIMBURSEMENT FOR THE PROCEDURES PERFORMED WITH OUR PRODUCTS.

     Few individuals are able to pay directly for the costs associated with the use of our products. In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third party payors, such as Medicare, to reimburse all or part of the cost of the procedure in which the medical device is being used. A failure by third party payors to provide adequate reimbursement for the TMR and PTMR procedures that use our products would harm our business.

     Effective July 1, 1999, the Health Care Financing Administration commenced Medicare coverage for TMR systems for any manufacturer's TMR procedures. Hospitals are now eligible to receive Medicare reimbursement for TMR equipment and procedures. The Health Care Financing Administration may not approve reimbursement for PTMR. If it does not provide reimbursement, our business will suffer. We have limited experience to date with the acceptability of our TMR procedures for reimbursement by private insurance and private health plans. Private insurance and private health plans may not approve reimbursement for TMR or PTMR procedures. If they do not provide reimbursement, our business will suffer.

     Although we do not anticipate receiving Medicare reimbursements for our laser systems that are in clinical trials, we will seek reimbursement from other third party payors. However, such reimbursement may not be available.

     Third party payors may deny reimbursement if they determine that the device used in a treatment is:

     o    unnecessary;

     o    inappropriate;

     o    experimental;

     o    used for a non-approved indication; or

     o    not cost-effective.

     Potential purchasers must determine whether the clinical benefits of our TMR and PTMR laser systems justify:

     o the additional cost or the additional effort required to obtain prior authorization or coverage; and

     o    the uncertainty of actually obtaining such authorization or coverage.

WE FACE INTENSE COMPETITION AND COMPETITIVE PRODUCTS COULD RENDER OUR PRODUCTS OBSOLETE.

     The market for TMR and PTMR laser systems is intensely competitive and is constantly becoming more competitive. If our competitors are more effective in developing new products and procedures and marketing existing and future products, our business will suffer.

     The market for TMR and PTMR laser systems is characterized by rapid technical innovation. Accordingly, our current or future competitors may succeed in developing TMR and PTMR products or procedures that:


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

     o    are more effective than our products;

     o    are more effectively marketed than our products; or

     o    may render our products or technology obsolete.

     We currently compete with PLC Systems, Inc., Johnson & Johnson and Boston Scientific. PLC is currently selling TMR commercially in the United States and abroad, while Johnson & Johnson is currently selling PTMR products for investigational use. Boston Scientific has acquired radio frequency technology to begin a percutaneous feasibility trial in the United States under a preliminary IDE.

     Earlier entrants in the market in a therapeutic area often obtain and maintain greater market share than later entrants. PLC obtained a PMA approval of its TMR laser system in 1998 prior to our PMA approval and thus, could be able to capture a greater market share.

     Even with the FDA approval for our TMR laser system, we will face competition for market acceptance and market share for that product. Our ability to compete may depend in significant part on the timing of introduction of competitive products into the market, and will be affected by the pace, relative to competitors, at which we are able to:

     o    develop products;

     o    complete clinical testing and regulatory approval processes;

     o    obtain third party reimbursement acceptance; and

     o    supply adequate quantities of the product to the market.

OUR PRODUCTS ALSO COMPETE WITH ALTERNATIVE TREATMENT METHODS AND OUR PRODUCTS MUST REPLACE THESE METHODS TO BE COMMERCIALLY SUCCESSFUL.

     Many of the medical indications that may be treatable with TMR and PTMR laser systems are currently being treated by drug therapies or surgery and other interventional therapies, including PTCA and CABG.

     Our business would be materially harmed if TMR technology fails to replace or augment existing therapies or to be more effective, safer or more cost effective than new therapies. A number of the existing therapies are widely accepted in the medical community, have a long history of use and continue to be enhanced rapidly.

     Procedures using TMR and PTMR technology may not be able to replace or augment such established treatments. Clinical research results may not support the use of TMR or PTMR procedures to augment or replace existing treatments.

     Others are developing new surgical procedures and new drug therapies to treat coronary artery disease. These new procedures and drug therapies could be more effective, safer or more cost effective than TMR and PTMR laser systems.

     The market acceptance and commercial success of our TMR and PTMR laser systems will depend not only upon their safety and effectiveness, but also upon the relative safety and effectiveness of alternative treatments.

OUR PRODUCTS DEPEND ON TMR TECHNOLOGY THAT IS RAPIDLY CHANGING, WHICH COULD REQUIRE US TO INCUR SUBSTANTIAL PRODUCT DEVELOPMENT EXPENDITURES TO RESPOND TO INDUSTRY CHANGES.

     TMR and PTMR laser systems are our only products. Accordingly, if we fail to develop and commercialize successfully our TMR and PTMR laser systems, then our business would suffer.

     The medical device industry is characterized by rapid and significant technological change. Our future success will


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depend in large part on our ability to respond to such changes. In addition, we must expand the indications and applications for our products by developing and introducing enhanced and new versions of our TMR and PTMR laser systems. Product research and development requires substantial expenditures and is inherently risky. We may not be able to:

     o    identify products for which demand exists; or

     o develop products that have the characteristics necessary to treat particular indications.

     Even if we identify and develop such products, we may not receive regulatory approval and may not be commercially successful.

OVERALL INCREASES IN MEDICAL COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

     We believe that the overall escalating cost of medical products and services has led, and will continue to lead, to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by them. We cannot assure you that in either United States or international markets that:

     o    third party reimbursement and coverage will be available or adequate;

     o    current reimbursement amounts will not be decreased in the future; or

     o future legislation, regulation or reimbursement policies of third party payors will not otherwise adversely affect the demand for our products or our ability to profitably sell our products.

     Fundamental reforms in the healthcare industry in the United States and Europe continue to be considered. We cannot predict whether or when any healthcare reform proposals will be adopted and what effect such proposals might have on our business.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     We have incurred significant losses since inception. Our revenues and operating income will be constrained:

     o until such time, if ever, as we obtain broad commercial adoption of our TMR laser systems by healthcare facilities in the United States;

     o until such time, if ever, as we obtain FDA and other regulatory approvals for our PTMR laser systems; and

     o    for an uncertain period of time after such approvals are obtained.

     We may not achieve or sustain profitability in the future.

IF WE EXPERIENCE INCREASED DEMAND FOR OUR PRODUCTS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS TO MEET SUCH DEMAND.

     We may be required to expand our business to:

     o    respond to increasing clinical adoption of the TMR procedure;

     o    develop future products;

     o    generally compete successfully;

     o    complete the clinical trials that are currently in progress; and


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

     o    prepare additional products for clinical trials.

     Such expansion could place a significant strain on managerial, operational and financial systems and resources. To accommodate such expansion and compete effectively, we must improve information systems, procedures and controls and expand, train, motivate and manage our employees.

THIRD PARTIES MAY LIMIT THE DEVELOPMENT AND PROTECTION OF OUR INTELLECTUAL PROPERTY, WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE POSITIONS.

     Our success is dependent in large part on our ability to:

     o    obtain patent protection for our products and processes;

     o    preserve our trade secrets and proprietary technology; and

     o operate without infringing upon the patents or proprietary rights of third parties.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Certain competitors and potential competitors of ours have obtained United States patents covering technology that could be used for certain TMR and PTMR procedures. We do not know if such competitors, potential competitors or others have filed and hold international patents covering other TMR or PTMR technology. In addition, international patents may not be interpreted the same as any counterpart United States patents.

     In September 1995, one of our competitors sent us a notice of potential infringement of their patent regarding a method for TMR utilizing synchronization of laser pulses to the electrical signals from the heart. After discussion with patent counsel, we concluded that we did not utilize the process and/or apparatus that was the subject of the patent at issue, and we provided a response to the competitor to that effect. We have not received any additional correspondence from this competitor on these matters.

     In 1996, prior to the merger with us, CardioGenesis initiated a suit in the United States against PLC seeking a judgment that the PLC patent is invalid and unenforceable. In 1997, PLC counterclaimed in that suit alleging infringement by CardioGenesis of the PLC patent. Also in 1997, PLC initiated suit in Germany against CardioGenesis and CardioGenesis' former German sales agent alleging infringement of a European counterpart to the PLC patent. In 1997, CardioGenesis filed an Opposition in the European Patent Office to a European counterpart to the PLC patent, seeking to have the European patent declared invalid.

     On January 5, 1999, before trial on the United States suit commenced, CardioGenesis and PLC settled all litigation between them, both in the United States and in Germany, with respect to the PLC patent and the European patents. Under the Settlement and License Agreement signed by the parties, CardioGenesis stipulated to the validity of the PLC patents and PLC granted CardioGenesis a non-exclusive worldwide license to the PLC patents. CardioGenesis agreed to pay PLC a license fee, and minimum royalties, totaling $2.5 million over an approximately forty-month period, with a running royalty credited against the minimums.

     The Settlement and License Agreement applies only to those products or that technology covered by the PLC patents, and the agreement does not provide PLC any rights to any CardioGenesis intellectual property. The Eclipse TMR 2000 laser system does not use the technology associated with the PLC patents.

     While we periodically review the scope of our patents and other relevant patents of which we are aware, the question of patent infringement involves complex legal and factual issues. Any conclusion regarding infringement may not be consistent with the resolution of any such issues by a court.

     We may not be able to protect our intellectual property because:


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

     o    patents may not be issued;

     o patents may be challenged, invalidated or designed around by competitors; or

     o patent protection may not continue to be available for surgical methods in the future.

COSTLY LITIGATION MAY BE NECESSARY TO PROTECT INTELLECTUAL PROPERTY RIGHTS.

     We may have to engage in time consuming and costly litigation to protect our intellectual property rights or to determine the proprietary rights of others. In addition, we may become subject to patent infringement claims or litigation, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions.

     Defending and prosecuting intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings are both costly and time-consuming. We may be required to litigate further to:

     o    enforce our issued patents;

     o    protect our trade secrets or know-how; or

     o determine the enforceability, scope and validity of the proprietary rights of others.

     Any litigation or interference proceedings will result in substantial expense and significant diversion of effort by technical and management personnel. If the results of such litigation or interference proceedings are adverse to us, then the results may:

     o    subject us to significant liabilities to third parties;

     o    require us to seek licenses from third parties;

     o    prevent us from selling our products in certain markets or at all; or

     o    require us to modify our products.

     Although patent and intellectual property disputes regarding medical devices are often settled through licensing and similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all.

     Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products. This would harm our business.

WE RELY ON PATENT AND TRADE SECRET LAWS, WHICH ARE COMPLEX AND MAY BE DIFFICULT TO ENFORCE.

     The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. Issued patent or patents based on pending patent applications or any future patent application may not exclude competitors or may not provide a competitive advantage to us. In addition, patents issued or licensed to us may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents.

     Furthermore, we cannot assure you that our competitors:

     o    have not developed or will not develop similar products;

     o    will not duplicate our products; or

     o    will not design around any patents issued to or licensed by us.

     Because patent applications in the United States are currently maintained in secrecy until patents issue, we cannot be certain that:

     o others did not first file applications for inventions covered by our pending patent applications; or

     o we will not infringe any patents that may issue to others on such applications.

     The United States patent laws were recently amended to exempt physicians, other health care professionals, and affiliated entities from infringement liability for medical and surgical procedures performed on patients. We are not able to predict if this amendment will materially affect our ability to protect our proprietary methods and procedures.

     Competitors may independently develop proprietary information substantially equivalent to our proprietary information and techniques, or otherwise gain access to our proprietary technology.

     In addition to our patents, we rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We may not be able to meaningfully protect our unpatented technology because:

     o our employees, consultants and advisors may breach their confidentiality and invention assignment agreements and there may not be an adequate remedy for such breach;

     o our competitors may independently develop substantially equivalent proprietary information and techniques; or

     o    competitors may otherwise gain access to our proprietary technology.

     Our inability to protect our unpatented intellectual property could materially harm our business.

WE DEPEND ON SINGLE SOURCE SUPPLIERS FOR CERTAIN KEY COMPONENTS AND PRODUCTION COULD BE INTERRUPTED IF A KEY SUPPLIER HAD TO BE REPLACED.

     We currently purchase certain critical laser and fiber-optic components from single sources. Although we have identified alternative suppliers, a lengthy process would be required to qualify them as additional or replacement suppliers. Any significant interruption in the supply of critical materials or components could delay our ability to manufacture our products and could harm our manufacturing operations, business and results of operations.

     We anticipate that products will be manufactured based on forecasted demand and will seek to purchase subassemblies and components in anticipation of the actual receipt of purchase orders from customers. Lead times for materials and components vary significantly and depend on factors such as the business practices of each specific supplier and the terms of particular contracts, as well as the overall market demand for such materials and components at any given time. If the forecasts are inaccurate, we could experience fluctuations in inventory levels, resulting in excess inventory, or shortages of critical components, either of which could cause our business to suffer.

     Certain of our suppliers could have difficulty expanding their manufacturing capacity to meet our needs if demand for our TMR and PTMR laser systems were to increase rapidly or significantly. In addition, any defect or malfunction in the laser or other products provided by such suppliers could cause a delay in regulatory approvals or adversely affect product acceptance. We cannot predict if:

     o materials obtained from outside suppliers will continue to be available in adequate quantities; or

     o    alternative suppliers can be located on a timely basis.

     We operate on a purchase order basis with most of our suppliers. Such vendors could at any time determine to cease the supply and production of such components.

WE HAVE LIMITED MANUFACTURING EXPERIENCE WHICH COULD PREVENT US FROM SUCCESSFULLY INCREASING CAPACITY IN RESPONSE TO MARKET DEMAND.

     We have limited experience in manufacturing products. Manufacturers often encounter difficulties in increasing production, including problems involving:

     o    production yields;

     o    adequate supplies of components;

     o quality control and assurance (including failure to comply with good manufacturing practices regulations, international quality standards and other regulatory requirements); and

     o    shortages of qualified personnel.

     We also may not be able to successfully increase manufacturing capacity or avoid manufacturing difficulties or product recalls.

OUR PRODUCTS MAY CONTAIN DEFECTS WHICH COULD DELAY REGULATORY APPROVAL OR MARKET ACCEPTANCE OF OUR PRODUCTS.

     We may experience future product defects, malfunctions, manufacturing difficulties or recalls related to the lasers or other components used in our TMR and PTMR laser systems. Any such occurrence could cause a delay in regulatory approvals or adversely affect the commercial acceptance of our products and could cause harm to our business.

WE MUST COMPLY WITH FDA MANUFACTURING STANDARDS OR FACE FINES OR OTHER PENALTIES INCLUDING SUSPENSION OF PRODUCTION.

     We are required to demonstrate compliance with the FDA's current good manufacturing practices regulations if we market devices in the United States or manufacture finished devices in the United States. The FDA inspects manufacturing facilities on a regular basis to determine compliance. If we fail to comply with applicable FDA or other regulatory requirements, we can be subject to:

     o    fines, injunctions, and civil penalties;

     o    recalls or seizures of products;

     o    total or partial suspensions of production; and

     o    criminal prosecutions.

WE WILL BE ABLE TO OBTAIN FDA APPROVAL ONLY FOR THOSE PRODUCTS THAT ARE PROVEN SAFE AND EFFECTIVE IN CLINICAL SITES.

     The FDA has not approved our PTMR laser systems for any indication in the United States. We submitted a PMA Supplement for our Axcis PTMR system to the FDA in December, 1999. The PTMR study compares PTMR to conventional medical therapy in patients with no option for other treatment. The FDA may not accept the study as safe and effective, and PTMR may not be approved for commercial use in the United States. Responding to FDA requests for additional information could require substantial financial and management resources and take several years.

     We cannot determine if our PTMR laser systems will prove to be safe or effective. Our business would be materially and adversely harmed if our PTMR laser systems do not prove to be safe and effective in clinical trials.

WE MAY SUFFER LOSSES FROM PRODUCT LIABILITY CLAIMS IF OUR PRODUCTS CAUSE HARM TO PATIENTS.

     We are exposed to potential product liability claims and product recalls. These risks are inherent in the design, development, manufacture and marketing of medical devices. Our products are designed to be used in life-threatening situations where there is a high risk of serious injury or death, and we could be subject to product liability claims if the use of our TMR or PTMR laser systems is alleged to have caused adverse effects on a patient or such products are believed to be defective.

     Any regulatory clearance for commercial sale of these products will not remove these risks. Any failure to comply with the FDA's good manufacturing practices or other regulations could hurt our ability to defend against product liability lawsuits. Although we have not experienced any product liability claims to date, any such claims could cause our business to suffer.

OUR INSURANCE MAY BE INSUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS AGAINST US.

     Our product liability insurance may not be adequate for any future product liability problems or continue to be available on commercially reasonable terms, or at all.

     If we were held liable for a product liability claim or series of claims in excess of our insurance coverage, such liability could harm our business and financial condition. We maintain insurance against product liability claims in the amount of $10 million per occurrence and $10 million in the aggregate.

     We may require increased product liability coverage as sales of approved products increase and as additional products are commercialized. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all.

WE DEPEND HEAVILY ON CERTAIN KEY PERSONNEL.

     Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel.

     Our future business and results of operations also depend in significant part upon our ability to attract and retain additional qualified management, manufacturing, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DISTRACT OUR MANAGEMENT, CAUSE US TO INCUR DEBT, OR DILUTE OUR SHAREHOLDERS.

     We may, from time to time, acquire or invest in other complementary businesses, products or technologies. While there are currently no commitments with respect to any particular acquisition or investment, our management frequently evaluates the strategic opportunities available related to complementary businesses, products or technologies. The process of integrating an acquired company's business into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. Moreover, the anticipated benefits of any acquisition or investment may not be realized. Any future acquisitions or investments by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially harm our operating results and financial condition.

WE MAY FAIL TO COMPLY WITH INTERNATIONAL REGULATORY REQUIREMENTS AND COULD BE SUBJECT TO REGULATORY DELAYS, FINES OR OTHER PENALTIES.

     Regulatory requirements in foreign countries for international sales of medical devices often vary from country to country. The impact of the following factors would harm our business:

     o delays in receipt of, or failure to receive, foreign regulatory approvals or clearances;

     o    the loss of previously obtained approvals or clearances; or

     o    the failure to comply with existing or future regulatory requirements.

     Our products will be subject to other regulatory requirements in the European Union and other countries. Any enforcement action by international regulatory authorities with respect to past or future regulatory noncompliance could cause our business to suffer.

     The time required to obtain approval for sale in foreign countries may be longer or shorter than required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than regulatory approval. Except as stated in the following sentence, the FDA must approve exports of devices that require a PMA but are not yet approved domestically. An unapproved device may be exported without prior FDA approval to any member country of the European Union and the other "listed" countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South
Africa:

     o    if the device is approved for sale by that country; or

     o    for investigational use in accordance with the laws of that country.

     We received the CE Mark for our TMR laser system in December 1996 and for our PTMR laser system in July 1998. In addition, the Vertex TMR Probe and the Axcis PTMR Catheter system, acquired in the merger with Cardiogenesis, received CE mark approval in July 1996 and January 1998, respectively. In the European Economic Area, we will be:

     o    subject to continued supervision;

     o required to report any serious adverse incidents to the appropriate authorities; and

     o required to comply with additional national requirements that are outside the scope of the Medical Device Directive.

     We became ISO 9001 certified in May 1997. We may not be able to:

     o achieve or maintain the compliance required for CE marking on all or any of our products; or

     o produce our products profitably and in a timely manner while complying with the requirements of the Medical Device Directive and other regulatory requirements.

     If we fail to comply with applicable regulatory requirements we could face:

     o    fines, injunctions, civil penalties;

     o    recalls or seizures of products;

     o    total or partial suspensions of production;

     o    refusals by foreign governments to permit product sales; and

     o    criminal prosecution.

     Furthermore, if existing regulations are changed or new regulations or policies are adopted, we may:

     o not be able to obtain, or affect the timing of, future regulatory approvals or clearances;

     o not be able to obtain necessary regulatory clearances or approvals on a timely basis or at all; and

     o be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals.

WE SELL OUR PRODUCTS INTERNATIONALLY WHICH SUBJECTS US TO CERTAIN SIGNIFICANT RISKS OF TRANSACTING BUSINESS IN FOREIGN COUNTRIES.

     Our international revenue is subject to the following risks:

     o    foreign currency fluctuations;

     o    economic or political instability;

     o    foreign tax laws;

     o    shipping delays;

     o    various tariffs and trade regulations;

     o    restrictions and foreign medical regulations;

     o    customs duties, export quotas or other trade restrictions; and

     o    difficulty in protecting intellectual property rights.

     Any of these factors could have an adverse effect on our international sales revenues. In future quarters, international sales could become a significant portion of our revenue.

WE MAY NOT ACHIEVE WIDE ACCEPTANCE OF OUR PRODUCTS IN FOREIGN MARKETS IF WE FAIL TO OBTAIN THIRD PARTY REIMBURSEMENT FOR THE PROCEDURES PERFORMED WITH OUR PRODUCTS.

     If we obtain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country. They include both government sponsored health care and private insurance. Although we expect to seek international reimbursement approvals, any such approvals may not be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could hurt market acceptance of TMR products in the international markets in which such approvals are sought.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended June 2, 2000, the closing prices of our common stock as reported on the Nasdaq National Market ranged from a high of $18.69 to a low of $2.88. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     o    actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations or new products or services by us or our competitors;

     o    announcements relating to strategic relationships or acquisitions;

     o    changes in financial estimates by securities analysts;

     o    statements by securities analysts regarding us or our industry;

     o    conditions or trends in the medical device industry; and

     o changes in the economic performance and/or market valuations of other medical device companies.

     Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of medical device companies could depress our stock price regardless of our operating results.

     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

ECLIPSE MANAGEMENT HAS BROAD DISCRETION TO USE THE OFFERING PROCEEDS FOR PURPOSES AND THEIR USE OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN ON YOUR INVESTMENT.

     The net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. Thus, Eclipse management has broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which Eclipse shareholders may not agree. Eclipse cannot assure you that the proceeds will be invested in a way that yields a favorable return to you. See "Use of Proceeds" for more information about how Eclipse plans to use the proceeds from this offering.

                                 USE OF PROCEEDS

     We will receive all of the net proceeds from the sale of our common stock registered by the registration statement of which this prospectus is a part. The proceeds we receive will be used for working capital and general corporate purposes or as may be stated in a supplement or supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     Our common stock may be offered for sale and sold in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of common stock may be sold directly, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Shares of our common stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

     To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

     If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of common stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

     Under the securities laws of some states, the shares of common stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

     Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Upon sale under the registration statement that includes this prospectus, the shares of common stock registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Los Angeles, California, will pass upon the legality of the common stock being offered by this prospectus for Eclipse.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

     o    our financial prospects;

     o    our financing plans;

     o    trends affecting our financial condition or operating results; and

     o our strategies for growth, operations, and product development and commercialization.

     Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, omits some of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the SEC pursuant to the Securities Act of 1933 and the rules and regulations of the SEC. We also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.

     You may read and copy the Registration Statement, including exhibits and schedules thereto, as well as our reports, proxy statements and other information that we file, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed electronically with the SEC at http://www.sec.gov.

     Our statements in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. For a complete understanding of any such contract or other document, you should read that contract or document, which has been filed as an exhibit to the Registration Statement.

     You should rely on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents, which have been filed with the SEC, are incorporated by reference into this prospectus.

     o our quarterly report on Form 10-Q for the quarter ended March 31, 2000;

     o    our definitive proxy statement on Schedule 14A dated April 26, 2000;

     o our annual report on Form 10-K for the fiscal year ended December 31, 1999; and

     o the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on April 18, 1996, including any amendments or reports filed for the purpose of updating such description.

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective filing dates of such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed in writing to Richard P. Powers, Chief Financial Officer, Eclipse Surgical Technologies, Inc., 1049 Kiel Court, Sunnyvale, California 94089 or by telephone at (408)548-2100.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY UPON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN Inc. AUTHORIZED BY ECLIPSE SURGICAL TECHNOLOGIES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS
                                                               Page
                                                               ----
RISK FACTORS                                                      1
USE OF PROCEEDS                                                  15
PLAN OF DISTRIBUTION                                             15
LEGAL MATTERS                                                    16
EXPERTS                                                          16
FORWARD-LOOKING STATEMENTS                                       16
WHERE YOU CAN FIND MORE INFORMATION                              16
INFORMATION INCORPORATED BY REFERENCE                            17

                      ---------------------



                                4,000,000 Shares


                         Eclipse Surgical Technologies,




                                  Common Stock



                                 ----------------

                                   PROSPECTUS

                                  JULY 6, 2000

                                 ----------------